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                                                                   EXHIBIT 10.45


                      MARKETING AND DISTRIBUTION AGREEMENT

         THIS AGREEMENT is made by and between Abbott Laboratories, an Illinois corporation having its principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064-3500 ("Abbott"), and i-STAT Corporation, a Delaware corporation having its principal place of business at 303 College Road East, Princeton, New Jersey 08540 ("i-STAT").

                                  WITNESSETH:

         WHEREAS, i-STAT develops, manufactures and sells medical diagnostic products for point-of-care blood analysis;

         WHEREAS, i-STAT has entered into a Distribution Agreement with FUSO Pharmaceutical Industries, Ltd. and JCR Pharmaceutical Co., Ltd. (together "FUSO") dated August 23, 1988 ("FUSO Agreement") for the distribution of certain of such i-STAT products in Japan, South Korea and Taiwan;

         WHEREAS, i-STAT has entered into a Distribution Agreement with Hewlett-Packard Company ("HP") dated July 28, 1995 ("HP Agreement") for the distribution of certain of such i-STAT products in Europe, the Middle East and Africa;

         WHEREAS, i-STAT wishes to expand its worldwide sales of certain of such products through an additional distribution arrangement;

         WHEREAS, Abbott, through its Diagnostics Division ("ADD"), is engaged in the development, manufacture, marketing and distribution of medical diagnostic products;
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         WHEREAS, Abbott desires to become a worldwide distributor of certain of such i-STAT products;

         WHEREAS, in accordance with the terms and conditions hereof, i-STAT is willing to appoint Abbott as a worldwide distributor of all such products, and Abbott is willing to accept such appointment;

         WHEREAS, concurrent with this Agreement, Abbott and i-STAT are executing a stock purchase agreement and other related agreements by which Abbott will acquire a minority ownership interest in i-STAT ("Stock Purchase Agreements"); and

         WHEREAS, concurrent with this Agreement, Abbott and i-STAT are executing a research and development agreement by which Abbott will fund joint research and development projects designed to develop for commercialization by Abbott additional medical diagnostic products ("Funded Research & Development and License Agreement" and, together with this Agreement and the Stock Purchase Agreements, the "Alliance Agreements").

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and upon the terms and subject to conditions set forth below, Abbott and i-STAT hereby agree as follows:

                             ARTICLE 1 - DEFINITIONS

         The following words and phrases, when used herein with initial capital letters, shall have the meanings set forth or referenced below:

         1.1 "Actual Cartridge Purchase Price" shall mean the price for Cartridges (as hereinafter defined) purchased hereunder by Abbott and its Affiliates (as hereinafter defined)


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                  from i-STAT and its Affiliates calculated during the year-end reconciliation described in Section 5.3.

         1.2 "Additional Units" shall mean the number of Cartridges purchased hereunder by Abbott and its Affiliates from i-STAT and its Affiliates in a Contract Year (as hereinafter defined) that exceeds the Estimated Volume of Cartridges, all of which is more fully described in Section 5.5.

         1.3 "Affiliate" shall mean, with respect to each Party (as hereinafter defined), any legal entity which is, directly or indirectly, controlling, controlled by or under common control with such Party. For purposes of this definition, a Party shall be deemed to control another entity if it owns or controls, directly or indirectly, more than fifty percent (50%) of the voting equity of the other entity (or other comparable ownership interest for an entity other than a corporation).

         1.4 "Analyte" shall mean an individual compound, protein or fragment thereof, or substance which is the target of quantitative or qualitative measurement.

         1.5 "Analyzer" shall mean a device that processes Cartridges and is capable of detecting at least one (1) Analyte for use in the Field, including analyzers integrated into in vitro diagnostic devices, but excluding analyzers which are not integrated into in vitro diagnostic devices, which devices are devices designed primarily for the delivery of patient care (e.g., the monitors currently being marketed and distributed by HP pursuant to a license from i-STAT).

         1.6 "Ancillary Products" shall mean any hardware (not including Cartridges) and/or software that is not part of an Analyzer, but is essential to the use of an Analyzer (e.g., a simulator device used for testing Analyzers by simulating certain of the electrical characteristics


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                  of a Cartridge or by some other testing means), and which is identified on Schedule 1.6, as may be amended from time to time.

         1.7 "Annualized" shall mean the number being measured during the Base Period divided by the number of days in the Base Period times three hundred sixty-five (365).

         1.8      "AUP" shall mean average unit selling price.

         1.9 "Base AUP" shall mean the Net Sales (as hereinafter defined) of Cartridges sold by i-STAT and its Affiliates in the Field (as hereinafter defined) in the United States (as hereinafter defined) to Base Customers (as hereinafter defined) *** (as hereinafter defined), divided by the number of Cartridges sold by i-STAT and its Affiliates in the United States to Base Customers ***.

         1.10 "Base Customers" shall mean customers that purchased Cartridges from i-STAT and its Affiliates under Third Party Agreements (as hereinafter defined) for use in the Field in the United States as of the Starting Date.

         1.11     "Base Fully Burdened Manufacturing Cost" shall mean ***

*** Confidential treatment requested


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         1.12     "Base Period" shall mean the period from and including January
                  1, 1998, until, but not including, the Starting Date.

         1.13 "Base Sales" shall mean the Annualized Net Sales of i-STAT Products (as hereinafter defined) by i-STAT and its Affiliates in the Field in the United States.

         1.14 "Base Units" shall mean the Annualized number of Cartridges sold by i-STAT and its Affiliates in the Field in the United States.

         1.15 "Book Value" shall mean the Purchase Price (as hereinafter defined) of the Analyzers, less accumulated depreciation based on a depreciation schedule determined in accordance with Abbott's standard accounting procedures, but not to exceed four (4) years.

         1.16 "Business" shall mean the promotion, marketing, distribution and sale of i-STAT Products by i-STAT and its Affiliates in the Field in the United States.

         1.17 "Business Day" means any day other than a day which is a Saturday or Sunday or other day on which commercial banks in New York, New York are authorized or required to remain closed.

         1.18 "Calendar Quarter" shall mean a period of three (3) consecutive calendar months commencing on January 1, April 1, July 1 or October 1 of any Contract Year.

         1.19 "Cartridge" shall mean the disposable component of a Product (as hereinafter defined) that contains i-STAT Sensors (as hereinafter defined) and fluid handling channels and operate on the Analyzer or any other analyzer or integrated device sold by a Third Party (as hereinafter defined) under an agreement with i-STAT.

         1.20 "Certificate of Analysis" shall mean finished goods test results accompanying the release of Products.


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         1.21     "Change of Control" shall mean: (a) the consolidation or
                  merger of i-STAT or any Affiliate of i-STAT with or into any Third Party wherein the shareholders of i-STAT immediately prior to such transaction shall cease to be the holders of at least fifty percent (50%) of the outstanding securities of the surviving corporation in such transaction; (b) the assignment, sale, transfer, lease or other disposition of all or substantially all of the assets of i-STAT; or (c) the acquisition by any Third Party or group of Third Parties acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission ("SEC") under the Securities and Exchange Act of 1934) of more than fifty percent (50%) of the outstanding shares of voting stock of i-STAT.

         1.22 "Closing" shall mean the closing of the transaction provided for in this Agreement, as more fully described in Section 8.1.

         1.23 "Closing Date" shall mean the date on which the Closing occurs.

         1.24 "Co-exclusive FUSO Territory" shall mean the territory into which FUSO currently has the right to distribute certain i-STAT Products on a non-exclusive basis pursuant to the FUSO Agreement, which territory shall be reduced from time to time pursuant to Sections 2.1 and 2.2. As of the Signing Date (as hereinafter defined), the Co-exclusive FUSO Territory consists of Japan, South Korea and Taiwan.

         1.25 "Confidential Information" shall mean any and all technical data, information, materials and other know-how, including Trade Secrets (as hereinafter defined), presently owned by or developed by, on behalf of, or derived either directly or indirectly from Program Technology (as hereinafter defined) of either Party and/or its Affiliates during the Term (as hereinafter defined) which relates to a Product, its development, manufacture, promotion,


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                  marketing, distribution, sale or use and any and all financial data and information relating to the business of either of the Parties and/or of their Affiliates, which a Party and/or its Affiliates discloses to the other Party and/or its Affiliates in writing and identifies as being confidential, or if disclosed orally, visually or through some other media, is identified as confidential at the time of disclosure and is summarized in writing within thirty (30) days of such disclosure and identified as confidential, except any portion thereof which:

                  (a) is known to the receiving Party and/or its Affiliates at the time of the disclosure, as evidenced by its written records;

                  (b) is disclosed to the receiving Party and/or its Affiliates by a Third Party having a right to make such disclosure;

                  (c) becomes patented, published or otherwise part of the public domain through no fault of the receiving Party and/or its Affiliates; or

                  (d) is independently developed by or for the receiving Party and/or its Affiliates without use of Confidential Information disclosed hereunder, as evidenced by its written records.

         1.26 "Contract Year" shall mean a calendar year during the Term (as hereinafter defined), beginning on January 1, except that the first Contract Year may begin on the Starting Date and shall end on December 31, 1999.

         1.27 "Customer Contracts" shall mean those Third Party Agreements listed on Schedule 1.27.

         1.28 "Designated Country" shall mean a country in the Territory (as hereinafter defined) outside of the United States to which Products shall be delivered.


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         1.29     "Delivered" and "Delivery" shall have the meanings ascribed to them in Section 6.1.

         1.30 "Distributor Territories" shall mean those countries identified on Schedule 1.30, as may be amended from time to time in accordance with the provisions of Section 2.4.

         1.31 "Estimated Cartridge Purchase Price" shall mean the weighted average price for Cartridges purchased by Abbott and its Affiliates from i-STAT and its Affiliates hereunder, as determined in accordance with the terms of Section 5.2.

         1.32 "Estimated Volume of Cartridges" shall mean the estimated volume of Cartridges in excess of Base Units *** as specified in Schedule 5.5.

         1.33 "Exclusive Territory" shall mean the Territory, except for the Co-exclusive FUSO Territory, the HP Territory and the Distributor Territories, subject to the Co-exclusive FUSO Territory, the HP Territory and the Distributor Territories, or portions thereof, becoming part of the "Exclusive Territory" pursuant to Sections 2.1, 2.2, 2.3 and 2.4.

         1.34 "FDA" shall mean the United States Food and Drug Administration and any successor agency thereto.

         1.35 "Field" shall mean the professionally attended human healthcare delivery market, including, without limitation, hospitals, physician office laboratories, alternate site facilities, surgi-centers, emergicare, ambulances and home care. Subject to Abbott's right of first negotiation as set forth in Section 2.5, "Field" shall not include the consumer self-testing market.

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         1.36     "Fully Burdened Manufacturing Costs" shall mean ***

         1.37 "FUSO Agreement" shall mean the Distribution Agreement dated August 23, 1988, between i-STAT and FUSO.

         1.38 "FUSO Development Agreement" shall mean the Development Agreement dated August 23, 1988, between i-STAT and FUSO.

         1.39 "FUSO License Agreement" shall mean the Manufacturing License Agreement dated August 23, 1988, between i-STAT and FUSO.

         1.40 "HP Agreement" shall mean the Distribution Agreement dated July 28, 1995 between i-STAT and HP.

         1.41 "HP Exclusivity Period" shall mean the period under the HP Agreement during which HP shall have exclusive rights to distribute certain of i-STAT's products, as determined by Abbott in its sole discretion.

         1.42 "HP License Agreement" shall mean the License Agreement dated July 28, 1995 between i-STAT and HP.

         1.43 "HP Stock Purchase Agreement" means the Series B Preferred Stock Purchase Agreement dated as of June 23, 1995 between i-STAT and HP.

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         1.44     "HP Territory" shall mean the territory into which HP has the right to distribute certain i-STAT Products pursuant to the HP Agreement. As of the Signing Date, the HP Territory consists of the countries set forth on Schedule 1.44.

         1.45 "HSR Act" shall mean the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, including all regulations promulgated thereunder, and any foreign equivalent.

         1.46 "Incremental AUP" shall mean the Net Sales of Incremental Units (as hereinafter defined) sold by Abbott and its Affiliates in the Territory during a Calendar Quarter divided by the number of Incremental Units sold by Abbott and its Affiliates in the Territory during such Calendar Quarter.

         1.47 "Incremental Units" shall mean the number of Cartridges purchased by Abbott and its Affiliates from i-STAT and its Affiliates hereunder in a Contract Year in excess of the Base Units.

         1.48 "i-STAT Distributors" shall mean Third Parties, other than FUSO and HP, that, as of the Signing Date, distribute i-STAT Products in the Distributor Territories, pursuant to agreements, understandings or arrangements with i-STAT.

         1.49 "i-STAT Product" shall mean Analyzers, Cartridges and Ancillary Products, or any combination of the foregoing, in the Field, including the manuals, labeling, packaging and package inserts thereto. For purposes of this Agreement, any New Product (as hereinafter defined) shall be deemed to be an "i-STAT Product".

         1.50 "i-STAT Sensors" shall mean at least one (1) solid state potentiometric, amperimetric and/or conductometric microsensor device or an integrated group of such devices


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                  designed to detect the presence and/or quantity of at least one (1) Analyte. ***

         1.51 "i-STAT Trademarks" shall mean the trademarks of i-STAT as set forth in Schedule 1.51.

         1.52 "Liabilities" shall mean any claims, damages, losses, liabilities, debts or obligations of any nature, whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due.

         1.53 "Minimum Cartridge Purchase Price" shall mean the minimum price i-STAT shall invoice Abbott and its Affiliates for any Cartridge as set forth in Schedule 1.53, as may be adjusted in accordance with the provisions of Section 5.6.

         1.54 "Net Sales" shall mean the total of the gross amount billed or invoiced to Third Parties for the sale of Product, less:

                  (a) Rebates granted and allowances, trade, quantity or cash discounts actually allowed and taken;

                  (b) Retroactive price reductions imposed by government authorities;

                  (c) Fees, commissions or rebates lawfully paid pursuant to contracts with group purchasing organizations;

                  (d) Amounts actually repaid a Third Party by reason of rejection or return of defective Product; and

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                  (e)      Upcharges invoiced and paid by Third Parties as part
                           of a reagent agreement plan or similar arrangement.

         1.55 "New Product" shall mean any i-STAT Product or modification or follow-on to an i-STAT Product intended for use in the Field, which i-STAT may develop or offer for sale during the Term, with the exception of Program Products (as hereinafter defined).

         1.56 "Party" shall mean i-STAT or Abbott, and "Parties" shall mean i-STAT and Abbott.

         1.57 "Prepayment" shall mean periodic cash payments made by Abbott to i-STAT which i-STAT shall credit or repay to Abbott in accordance with the terms and conditions set forth in Sections
                  5.5 or 18.3.

         1.58     "Product" shall mean i-STAT Products and Program Products.

         1.59 "Program Product" shall have the same meaning as is ascribed to such term under the Funded Research & Development and License Agreement.

         1.60 "Program Technology" shall have the same meaning as is ascribed to such term under the Funded Research & Development and License Agreement.

         1.61 "Purchase Price" shall mean the price for Analyzers and Ancillary Products purchased by Abbott and its Affiliates from i-STAT and its Affiliates hereunder, as more fully described in Section 5.1.

         1.62 "Signing Date" shall mean the last date on which a Party executes this Agreement.


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         1.63     "Specifications" shall mean the Product characteristics set forth in Schedule 1.63, and New Product and Program Product characteristics at such time as the same are available and i-STAT's manufacturing specifications.

         1.64 "Starting Date" shall mean January 1, 1999, unless an earlier date is mutually agreed in writing by the Parties; provided, however, the Starting Date shall not occur unless the Closing has first occurred.

         1.65 "Term" shall mean the period beginning on the Starting Date and ending on December 31, 2003 or any extensions thereto, unless otherwise terminated earlier in accordance with the terms and conditions of Article 17.

         1.66 "Territory" shall mean the Co-exclusive FUSO Territory, the HP Territory (after the expiration the HP Exclusivity Period), the Distributor Territories and the Exclusive Territory, which collectively shall mean the entire world.

         1.67 "Third Party" shall mean a natural person, corporation, partnership, trust, joint venture, governmental authority or other legal entity or organization other than the Parties and/or their Affiliates.

         1.68 "Third Party Agreements" shall mean all written or oral agreements, contracts, purchase or sale orders and commitments with Third Parties for the sale of i-STAT Product in the United States.

         1.69 "Trade" shall mean those potential customers for i-STAT Product, including, without limitation, facilities operating in the Field and group purchasing organizations.

         1.70 "Trade Secrets" shall mean the technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data,


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                  financial plans, marketing plans, product plans and the like, owned or licensed by a Party and/or its Affiliates: (a) from which a Party and/or its Affiliates derives actual or potential economic value by being held in secrecy and not known by Third Parties who are not under an obligation of confidentiality with respect thereto; or (b) which gives such Party an advantage over Third Party competitors who do not know or use it.

         1.71 "Transition Period" shall mean the period of time between the Signing Date and the Starting Date.

         1.72 "United States" shall mean the fifty (50) states of the United States, including its territories and possessions and the District of Columbia and Puerto Rico.

         1.73     "Warranty Period" shall have the meaning ascribed to it in
                  Section 14.1(b).

                ARTICLE 2 - APPOINTMENT TO MARKET AND DISTRIBUTE

         2.1 Exclusive Appointment. As of the Closing Date, i-STAT hereby appoints Abbott and its Affiliates for the Term as i-STAT's exclusive distributor of Products in the Exclusive Territory for use in the Field and Abbott accepts such appointment. As part of such appointment under this Section 2.1, Abbott shall have the right to appoint sub-distributors in those countries or territories in the Exclusive Territory in which ADD does not then distribute products similar to Products. The Parties acknowledge that, during the Term, either pursuant to Section(s) 2.2, 2.3, 2.4 or otherwise, countries within the Co-exclusive FUSO Territory, the HP Territory or the Distributor Territory may no longer be subject to FUSO's, HP's and i-STAT Distributors' distribution rights for i-STAT Products, respectively. In such event, i-STAT shall notify Abbott in writing at least thirty (30) days prior to the expiration or termination of FUSO's, HP's, or any


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                  termination of such rights, such countries shall automatically be deemed part of the Exclusive Territory. As exclusive distributor hereunder, Abbott and its Affiliates shall have the sole and exclusive right to market, promote, sell and distribute Products in the Exclusive Territory for use in the Field, which right shall operate to exclude all others, including i-STAT, its Affiliates and all Third Parties; provided, however, that i-STAT may maintain certain consultative and technical staff, at i-STAT's expense, to assist Abbott in connection with such marketing, promotion, sales and distribution efforts, in accordance with Article 3. In addition, i-STAT may continue to promote the concept and benefit of point-of-care testing without violation of its obligations hereunder.

         2.2 Appointment in Co-exclusive FUSO Territory. As of the Closing Date, i-STAT hereby appoints Abbott and its Affiliates as a co-exclusive distributor of i-STAT Products with FUSO in the Co-exclusive FUSO Territory for use in the Field from the Starting Date until December 31, 2002. As part of such appointment under this Section 2.2, i-STAT shall not appoint any other Third Party as a distributor of Products in the Co-exclusive FUSO Territory; provided, however, Abbott and its Affiliates shall have the right to appoint sub-distributors in those countries or territories in the Co-exclusive FUSO Territory in which ADD does not then distribute products similar to Products. ***

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                  ***

         2.3 Appointment in HP Territory. As of the expiration of the HP Exclusivity Period (of which i-STAT shall provide written notice to Abbott), i-STAT hereby appoints Abbott and its Affiliates as a co-exclusive distributor of i-STAT Products with HP in the HP Territory until such time as HP no longer has any rights, on a country-by-country basis (of which i-STAT shall provide written notice to Abbott), to distribute any i-STAT Products under the HP Agreement, at which time Abbott and its Affiliates shall become the exclusive distributor for Products for such country ***

*** Confidential treatment requested


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                  ***

         2.4      Distributor Territories. ***

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         ***

         2.5 Right of First Negotiation. i-STAT hereby grants to Abbott the first right of negotiation with regard to any transaction contemplated by i-STAT whereby i-STAT, directly or indirectly, would license, sell, transfer, convey, assign to a Third Party or otherwise encumber any right, title or interest of i-STAT to sell, market, promote or distribute any i-STAT Product in the consumer self-testing market (other than i-STAT's sales directly to Third Parties in the usual and customary channel of distribution of products to the retail consumer market). In the event i-STAT determines to solicit a proposal for the foregoing, i-STAT first shall promptly provide, exclusively to Abbott written notice of such proposed solicitation, including a detailed summary of all material terms and conditions. In the event i-STAT receives an unsolicited Third Party proposal with respect to such a transaction and i-STAT intends to pursue negotiations with the Third Party submitting such proposal, i-STAT shall promptly provide, exclusively to Abbott, a detailed summary of the material terms and conditions of such proposal. Abbott shall have thirty (30) days from receipt of the solicitation or the unsolicited
                  Third Party proposal to advise i-STAT in writing (the "Negotiation Notice") of whether Abbott shall negotiate with i-STAT regarding the terms and

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                  conditions of the solicitation, or will "meet" such
                  unsolicited Third Party proposal, as the case may be. If Abbott elects to negotiate with i-STAT regarding the terms and conditions of the solicitation, or to "meet" such unsolicited Third Party proposal, as the case may be, Abbott and i-STAT shall negotiate exclusively in good faith, for not less than sixty (60) days after Abbott's written election, a definitive agreement reflecting the material terms of the solicitation or proposal. If Abbott and i-STAT are unable in good faith to reach a definitive agreement within the sixty
                  (60) day period, i-STAT may enter into negotiations and conclude a definitive agreement with a Third Party on terms no less favorable to i-STAT than those finally offered by or to Abbott in all material respects.

         2.6 Noncompetition. During the Term, so long as the Product is materially meeting customer requirements, ADD shall not, directly or indirectly, promote, market, distribute or sell a directly competitive product in the Field in the Territory which "functions the same" as the Products which ADD is distributing. In the event Abbott notifies i-STAT in writing that a Product is not materially meeting customer requirements, Abbott shall afford i-STAT an opportunity to conform Product to the necessary customer requirements within a reasonable period of time. If i-STAT cannot or does not conform such Product to the necessary customer requirements within such reasonable period of time, then i-STAT promptly shall notify Abbott in writing of the continuation of such nonconforming Product, and as of the date of such notice, Abbott shall no longer be subject to Abbott's obligation of non-competition for such Product as set forth in this Section
                  2.6. For purposes of this Section 2.6, "functions the same" shall mean the following:

                  ***

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                  ***

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                  ***

         2.7 Trade Costs. Abbott and its Affiliates shall be responsible for payment of all rebates, discounts, management fees, service allowances, credits and taxes associated with the sale by Abbott or its Affiliates of Products.

         2.8 Selling Price. Abbott and its Affiliates shall, in their sole discretion, determine the final sales price of Products sold by Abbott and its Affiliates to the Trade; provided, however, that Abbott shall consult with i-STAT at least once each Calendar Quarter with respect to i-STAT's observations, ideas and strategies regarding marketing the Products.

         2.9 Contracting Rights. During the Term and subject to existing rights of FUSO, HP, and i-STAT Distributors with respect to i-STAT Products, Abbott and its Affiliates shall have the exclusive right to contract with the Trade for the sale of Products in the Territory.

         2.10 Assignment and Assumption of Customer Contracts. i-STAT shall use reasonable commercial efforts to assign Customer Contracts to Abbott or its Affiliate, and Abbott or its Affiliate shall assume, effective as of the Starting Date, all of i-STAT's rights and post-Starting Date obligations under the assigned the Customer Contracts.

                  (a) i-STAT Liabilities. Notwithstanding the foregoing, neither Abbott nor its Affiliates are assuming (and shall not be deemed to have assumed), without limitation, any Liabilities of i-STAT, its Affiliates or any Third Party prior to the Starting Date under the Customer Contracts or any Third Party Agreements. Without in any way

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                           limiting the generality of the foregoing, it is
                           expressly agreed that neither Abbott nor its Affiliates is assuming any of the following Liabilities, whether civil or criminal:

                                    (i) any Liability in any way arising out of
                           or resulting from i-STAT Products manufactured, distributed or sold by i-STAT, its Affiliates or any Third Party prior to the Starting Date, whether for breach of any warranties, expressed or implied, or any Liabilities to a Third Party, including any Liabilities under any of the Third Party Agreements;

                                    (ii) any Liabilities arising out of
                           withdrawals or recalls, rebates, trade or customer promotional expenses, chargebacks or customer returns of i-STAT Products manufactured, distributed or sold by i-STAT, its Affiliates or any Third Party prior to the Starting Date; or

                                    (iii) any Liabilities for taxes or liens for
                           taxes or other governmental charges relating to the Business.

                  Further, Abbott shall not be liable and i-STAT shall defend, indemnify and hold Abbott and its Affiliates and their officers, directors, employees and representatives harmless from and against Liabilities resulting from or arising out of the breach by i-STAT or any of its Affiliates of i-STAT's or its Affiliates' obligations under Third Party Agreements prior to the Starting Date.

                  (b) Abbott Liabilities. i-STAT and its Affiliates shall not be liable, and Abbott shall defend, indemnify and hold i-STAT and its Affiliates and their officers, directors, employees and representatives harmless from and against Liabilities resulting from or arising out of the breach by Abbott or any of its Affiliates of Abbott's or any of its Affiliates' obligations under assigned Third Party Agreements from and after the Starting Date.

         2.11 Program Products. i-STAT has no rights to market, promote, sell and/or distribute Program Products in the Field in the Territory.

                       ARTICLE 3 - MARKETING AND PROMOTION

         3.1 Cooperation. After the Closing Date, Abbott and i-STAT shall create a marketing council to facilitate communications and assist Abbott in its decision making, which council shall be comprised of no less than three (3) and no more than five (5) representatives from each of Abbott's and i-STAT's sales, marketing and support organizations. At all times during the Term, the number of Abbott representatives to the marketing council shall constitute a majority of the total number of representatives on such council.

                  (a) Abbott's Responsibilities. Abbott shall use its reasonable commercial efforts to promote, market, sell and distribute Products in the Territory. Such efforts may include, but shall not be limited to, the use of sales and marketing representatives who dedicate greater than *** of their professional efforts to the marketing, promotion and sale of Products. Such efforts may also include, but shall not be limited to, preparing collateral marketing materials, conducting advertising, presenting educational seminars, participating in customer visitations, displaying exhibits at trade shows and ensuring representation and attendance at industry meetings, all of which shall be performed in accordance with ADD's usual and customary practices. Abbott shall, on an on-going basis, and at Abbott's cost, train and supervise the appropriate personnel

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                                      -23-
                           within the ADD sales force (including the MediSense sales force) in the promotion and sale of Products in the Territory.

                  (b) i-STAT's Responsibilities. For the initial training, i-STAT shall provide, at i-STAT's cost, training personnel, in such scope, time and quantity as the Parties may mutually agree, to train ADD's sales force. i-STAT, at i-STAT's cost, also shall assist Abbott in the preparation of appropriate sales force training materials. Further, i-STAT shall attend with Abbott, at i-STAT's expense, major trade shows in 1998 and 1999, as mutually agreed by the Parties, to provide Abbott with necessary technical and i-STAT Product information support.

         3.2 Development of Promotional and Marketing Materials. Promptly after the Closing Date, i-STAT shall deliver to Abbott copies of all promotional and marketing materials owned or controlled by i-STAT to be used by Abbott and its Affiliates in the promotion and sale of i-STAT Products hereunder. During the Term, Abbott shall develop and prepare, at Abbott's sole discretion and at its cost, promotional and marketing materials for use in its sale of Products. Prior to publication, Abbott shall submit all such materials to i-STAT for verification of technical accuracy and conformity with regulatory requirements and with i-STAT Trademark usage guidelines. i-STAT shall provide such verification in writing within fifteen (15) days of receipt of any such materials and shall not unreasonably withhold its approval thereof.

         3.3 Marketing Plans. Abbott shall develop and prepare, at Abbott's sole discretion and at its cost, all marketing plans for the promotion and sale of Products; provided, however, Abbott shall provide to i-STAT for its review and comment only, prior to implementation, any marketing plans developed by Abbott with respect to Products. i-STAT shall not disclose to any

                  Third Party, including, without limitation, the i-STAT Distributors, HP and FUSO, the existence of or any term or concept contained within any such marketing plans. Abbott agrees that pricing programs for Products shall be independent of pricing for other ADD products.

         3.4      Sales Reports. Abbott shall provide to i-STAT within thirty
                  (30) days after each Calendar Quarter, a sales report reflecting the sales of Product in the Territory by Abbott and its Affiliates. Each such report shall provide Net Sales dollars and unit sales of Products, listed separately by component, for that Calendar Quarter, and for year-to-date. These sales reports shall be considered Confidential Information.

         3.5      Product Support.

                  (a) Installation and Training in the United States. During the Term, i-STAT shall install all Product sold to the Trade in the United States and shall provide such Trade with sufficient initial Product training to enable such Trade to implement the Product fully. This service shall not include the installation of network communication hardware and a software computer interface to the Trade's computer systems, but shall include the installation and training related to the i-STAT Central Data Station.
                           ***

                  (b) Computer Interface Installation. During the Term, if requested by Abbott, i-STAT shall use its reasonable commercial efforts to install network communications hardware and computer interface software to customers in the Trade in the United States.

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
                  ***

                  (c) Telephone Support. i-STAT shall provide telephone support to customers in the Trade in the United States, *** at a quality comparable to the quality of service i-STAT provides as of the Closing Date.

                  (d) Product Support Charges. i-STAT shall invoice Abbott for non-Warranty Period support of Products at: ***

                  (e) International Support. With respect to the services and support to be provided by i-STAT as described in
                           Section 3.5(a), Abbott and its Affiliates shall provide all such services and support in the Territory outside of the United States and shall use reasonable commercial efforts to ***

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
                  To assist Abbott in performing these service and support activities, i-STAT shall provide Abbott and its Affiliates such training as may be mutually agreed in the technical service and support of Products.

         3.6 Product Samples. During the Term, i-STAT shall make reasonable quantities as requested by Abbott and its Affiliates (*** of actual purchase orders placed by Abbott and its Affiliates) of Product samples available to Abbott, at *** to be used by Abbott and its Affiliates and sub-distributors to demonstrate and sample the Products to the Trade in the Territory, except to those countries subject to HP's exclusive rights for i-STAT Products, but only for so long as such rights remain exclusive. During the Term, i-STAT shall provide as available, outdated and rejected Product as requested by Abbott at no charge. i-STAT shall add to each label of such outdated and rejected Product the following: "Not For Resale".

                  ARTICLE 4 - MANUFACTURE AND SUPPLY OF PRODUCT

         4.1      Manufacture.

                  (a) Product Supply. Upon the terms and subject to the conditions of this Agreement, i-STAT shall manufacture, or cause to be manufactured, and provide to Abbott such quantities of Products as are consistent with the forecasting and ordering provisions set forth in Section 4.2.

                  (b) Product Labeling and Package Inserts. i-STAT, at its expense, shall translate and modify each Product's documentation and labeling and all Analyzer and certain Ancillary Products, such as central data station screens and displays, into Spanish,

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                                      -27-

                           Italian, French, Dutch, German and Swedish and Abbott shall be responsible for translation into any other language so that such Products comply with all local requirements for sale and clinical use in each country or region of the Territory. Each Party shall assist the other Party with such translation at such other Party's request. Further, subject to the requirements of applicable law, i-STAT shall include on all Products a co-branded label identifying Abbott and i-STAT with equal prominence.

                  (c) Product Registrations. i-STAT owns, holds and has all right, title and interest in and to all registrations with respect to i-STAT Products, and shall provide, at i-STAT's sole expense, such authorizations thereunder to Abbott as may be required to permit Abbott to distribute the i-STAT Products. If for any reason, Abbott must obtain additional consents or authorizations to obtain marketing rights for the Products in a particular Designated Country, Abbott shall advise i-STAT in writing and the Parties shall work together to obtain all such necessary consents and authorizations, at i-STAT's expense.

                  (d) Product Changes. i-STAT shall notify Abbott in writing of any proposed changes in i-STAT's manufacturing process which affect fit, form or function of Product. Upon the request of Abbott, i-STAT shall provide to Abbott representative samples of such changed Product in sufficient quantities. Upon such notice of any proposed change, and after receipt of such representative samples, Abbott may evaluate and communicate to i-STAT its approval or disapproval of such change within thirty (30) days after the date of notice; provided, however, that Abbott shall not unreasonably withhold its approval of any such change. Only upon notice of written approval from Abbott may i-STAT incorporate such change into the manufacturing process. i-STAT shall be obligated only to notify Abbott in writing of any proposed significant changes in i-STAT's manufacturing process which do not affect fit, form or function of Product (which may, but not necessarily include changes to written quality plans, changes that affect written quality plans for production or written quality procedures respecting the same, as well as, changes outside the validated level or procedure, in manufacturing procedures, component part or raw materials vendors, manufacturing sites or chip shrink and wafer dimension changes, and Abbott shall have no right of approval with respect to any such changes.

                  (e) Certified Vendor. Each Party shall use its reasonable commercial efforts to enable i-STAT to become an Abbott certified vendor within three (3) months after the Closing Date by satisfying the quality requirements and standards as previously delivered to i-STAT.

                  (f) Special Provisions. i-STAT shall maintain stock of items critical to the manufacture of Products in accordance with its standard operating procedure for ordering special materials reflected in SOP-2002, as may be revised from time to time, and which is incorporated herein by reference. i-STAT shall provide Abbott notice of any change to SOP-2002 reasonably likely to affect the production of Products.

                  (g) Fully Burdened Manufacturing Costs Report. i-STAT shall provide to Abbott a written report within thirty (30) days after each Calendar Quarter reflecting a detailed analysis of the Fully Burdened Manufacturing Costs for the preceding Calendar Quarter for Products purchased on a cost or cost-plus basis. Further, i-STAT shall advise

                           Abbott in writing sufficiently in advance of any proposed change in i-STAT's accounting methodology and treatment so that Abbott can adjust its record-keeping accordingly to integrate such change.

         4.2 Forecasting. Within thirty (30) days after the Signing Date, the Parties shall agree in writing to a forecasting methodology which, given best reasonable efforts, assures an uninterrupted supply of Product to the Trade. The components of the forecasting methodology will include:

                  (a) Short-term forecasts which ensure proper planning of manufacturing production to meet demand. Purchase orders from Abbott to i-STAT should be, within a mutually acceptable range, consistent with this forecast;

                  (b) Long-term forecasts which aid i-STAT in capacity planning and ensure optimal investments in manufacturing expansions;

                  (c) The forecasts shall be developed taking into account lead time requirements necessary to ramp up production as well as assuring proper supply of long lead time materials; and

                  (d) A mechanism for sharing of expenses associated with under utilization of capacity and long lead time materials.

         4.3 Failure to Supply. In the event i-STAT does not supply conforming Products that were ordered in compliance with the forecasting process to be established in accordance with
                  Section 4.2, the growth levels necessary to avoid the growth deficiency described in Section 17.3 shall be reduced by the quantity of Product not so delivered. In the event i-STAT is unable to supply Product in accordance with Abbott's and its Affiliates' firm purchase orders as a result of nonconforming Product or an event of force majeure, the growth levels necessary to avoid the growth deficiency described in
                  Section 17.3 shall be reduced by the quantity of Product not supplied.

         4.4 Supply Allocation. In the event of a shortage of i-STAT Product during the portion of the Term in which Abbott is a co-exclusive distributor of i-STAT Product, i-STAT shall allocate i-STAT Product in a reasonable manner so as to support Abbott and its Affiliates as a supplier of i-STAT Products, and at a minimum, i-STAT shall allocate its manufacturing capability on a unit basis so that Abbott and its Affiliates receive the same percentage of i-STAT's total output of i-STAT Products as Abbott and its Affiliates received on average during the most recent six (6) months prior to the shortage.

         4.5 Ordering Processing. Except with respect to rights of HP, FUSO and the i-STAT Distributors to the i-STAT Products, Abbott and its Affiliates shall be responsible for solicitation and for receiving and processing orders for Product from the Trade in the Territory. Purchase orders for Products received by i-STAT from the Trade in the Exclusive Territory or from Third Parties under contract with Abbott or its Affiliates in the Distributor Territory, the Co-exclusive FUSO Territory and the HP Territory shall be transferred immediately to Abbott for handling and invoicing. i-STAT may receive and process orders for Products on behalf of Abbott as mutually agreed from time to time.

                           ARTICLE 5 - PRICE AND TERMS

         5.1 Purchase Price for Analyzers and Ancillary Products. The Purchase Price for Analyzers and Ancillary Products shall be
                  ***

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
                  *** except that the Purchase Price for those certain Ancillary Products that i-STAT purchases from Third Parties as described in Schedule 1.6 (under "Distributed Products") shall be ***. During the Term, Abbott and its Affiliates may, at their discretion, source directly all Ancillary Products purchased by i-STAT from a Third Party; provided that such Ancillary Products conform to the Specifications. Prior to contracting directly for such Ancillary Products, Abbott and its Affiliates shall advise i-STAT in writing and the Parties shall coordinate a reasonable transition period in which to enable i-STAT to reduce any inventory of such Ancillary Products ordered by i-STAT as a result of a firm purchase order for such Ancillary Products placed by Abbott or its Affiliates.

         5.2 Estimated Cartridge Purchase Price. Except for the first Contract Year, wherein the Estimated Cartridge Purchase Price shall be ***, the Parties shall determine the Estimated Cartridge Purchase Price to be used for all purchases of Cartridges by Abbott and its Affiliates for each subsequent Contract Year on or before *** of the then current Contract Year. The Estimated Cartridge Purchase Price shall be determined by assigning a single Estimated Cartridge Purchase Price, by product code, to be charged in such subsequent Contract Year based on the projected number of Cartridges Abbott and its Affiliates shall buy from i-STAT in such subsequent Contract Year contained in Abbott's annual forecast provided to i-STAT in accordance with the methodologies to be mutually agreed to by the Parties under Section 4.2. The calculation to derive this single Estimated Cartridge Purchase Price is as follows: ***

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                                      -32-

                  ***. The Estimated Cartridge Purchase Price for each Contract Year is subject to adjustments pursuant to Sections 5.3 and
                  5.4. (See the example in Schedule 5.2.)

         5.3 Year-End Reconciliation. Within fifteen (15) days after the end of each Contract Year, Abbott and i-STAT shall reconcile, by product code, the Actual Cartridge Purchase Price for the just completed Contract Year against the actual number of Cartridges purchased by Abbott and its Affiliates hereunder as reflected in the sales reports provided i-STAT pursuant to
                  Section 3.4. This reconciliation shall be performed to, among other reasons, ***. The calculations and results of such reconciliation shall be contained in a written report submitted to i-STAT within fifteen (15) days after the end of the just completed Contract Year. i-STAT shall make any adjustments as to overpayments or underpayments, if any, by credit or debit memo, as the case may be, within fifteen (15) days after i-STAT's receipt of the report; provided, however, any such adjustment in the final Contract Year shall be handled by a check or wire transfer of the overpayment or underpayment to the affected Party within thirty (30) days after the end of the final reconciliation. (See example in Schedule 5.3)

         5.4 Calendar Quarter Reconciliations. Within fifteen (15) days after the end of each Calendar Quarter, Abbott and i-STAT shall reconcile, by product code, *** for the just completed Calendar Quarter against the ***

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                                      -33-

         ***. In addition, i-STAT shall report to Abbott pursuant to Section 4.1(g) *** during the just completed Calendar Quarter. ***

         The calculations and results of such reconciliation shall be contained in a written report submitted to i-STAT within fifteen (15) days after the end of the just completed Calendar Quarter. i-STAT shall make any adjustments as to overpayments or underpayments, if any, by credit or debit memo, as the case may be, within fifteen (15) days after i-STAT's receipt of the report, provided, however, any such adjustment in the final Calendar Quarter shall be handled by a check

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                                      -34-
                  or wire transfer of the overpayment or underpayment to the affected Party within thirty (30) days after the end of the final reconciliation. (See example in Schedule 5.4)

         5.5 Prepayments. Subject to Abbott's satisfaction, at its sole discretion, that the conditions to Closing described in
                  Article 8 have been met, or have been waived by Abbott, Abbott shall prepay to i-STAT a total of Twenty-Five Million Dollars (US$25,000,000) during the first three (3) Contract Years on the terms and conditions described below in this Section 5.5. The Prepayments shall constitute future gross margin to i-STAT on the sale of Cartridges to Abbott and its Affiliates and shall be repaid to Abbott by i-STAT as a credit against actual purchases of Incremental Units *** as part of the Calendar Quarter reconciliation described in Section 5.4. The Prepayments shall be made in accordance with the schedule set forth in Schedule 5.5. ***

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         5.6      Minimum Cartridge Purchase Price. Notwithstanding anything in this Article 5 or any other section of this Agreement to the contrary, during the Term, the Estimated Cartridge Purchase Price and the Actual Cartridge Purchase Price shall be no less than the Minimum Cartridge Purchase Price as set forth in
                  Schedule 1.53. The Parties shall evaluate the calculation of the Minimum Cartridge Purchase Price ***, if requested by either Party, and shall adjust such Minimum Cartridge Purchase Price, if at all, taking into consideration, but without limitation, ***.

         5.7 Program Product Pricing. Prior to a Program Product launch, the Parties shall negotiate the purchase price Abbott and its Affiliates shall pay i-STAT for such Program Product. In determining such purchase price, the Parties shall consider such factors as ***. If the Parties are not able to mutually agree to a purchase price for such Program Product, the purchase price for such Program Product shall be ***. The purchase price of any Program Product shall be subject to ***.

         5.8 Payment Terms. Each Party shall invoice the other Party or its Affiliates, as the case may be, for Products purchased and services provided hereunder, as appropriate. Each Party shall pay such invoices in United States dollars net thirty (30) days from the date of receipt of the invoice. In the event either Party fails to make a payment when due, overdue payments shall bear

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                                      -36-
                  interest at the rate of one and one-half percent (1.5%) per month, or if lower, the highest rate permitted by law, from the date due until paid.

                        ARTICLE 6 - SHIPMENT AND DELIVERY

         6.1 Shipment. Delivery shall occur for Products shipped to Designated Countries *** for Products shipped in the United States. ("Delivery" or "Delivered"). Unless otherwise agreed, freight charges for Products Delivered to the United States will be *** in its sole discretion. With regard to shipments of Products to Designated Countries, i-STAT shall ***. i-STAT may make partial shipments of the Products, subject to prompt filling of any resulting backorder.

         6.2 Delivery in the United States. For Delivery of Products in the United States, i-STAT shall ship Products sold by Abbott and its Affiliates in accordance with shipping instructions provided by Abbott. At Abbott's request (including pursuant to shipping instructions provided on purchase orders submitted by Abbott), i-STAT shall ship Products directly to the Trade in the United States.

         6.3 Export Licenses; Import Certificates; Customs and Regulatory Approval for Delivery of Products Outside the United States.

                  (a)      i-STAT's Duties. i-STAT, at its cost, shall: ***

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                                      -37-

                           *** and take all reasonable steps to cooperate with Abbott in complying with any import, export or custom regulations applicable to the Products, to the extent consistent with applicable law, including filling out necessary paperwork or reports to obtain any applicable waiver, exemption or reduction of such duties in a timely manner.

                  (b)      Abbott's Duties. Abbott shall: ***.

                  (c)      To the extent Abbott or its Affiliates cannot, ***.

         6.4 Title and Risk of Loss. Title to and risk of loss of Products shall pass to Abbott at the time of Delivery. Any loss or damage to Products prior to Delivery shall be at i-STAT's risk.

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                                      -38-
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         6.5      Taxes. Subject to Section 6.3(c), any foreign, federal, state, county or local sales, use, value-added or excise tax or similar charge, including customs and import duties, or other tax assessment (other than that assessed against income), license fee (other than royalties owed to Third Parties) or other charge lawfully assessed or charged on the sale or transportation of Products sold pursuant to this Agreement after Delivery to Abbott shall be paid by Abbott.

         6.6 Certificate of Analysis. i-STAT shall provide Abbott with a Certificate of Analysis with each batch of Cartridges sold to Abbott hereunder certifying compliance with the Specifications. Full batch documentation, including batch production records, and manufacturing and analytical records shall be available for review by Abbott on site at i-STAT upon reasonable notice from Abbott.

                       ARTICLE 7 - ACCEPTANCE OF PRODUCT;

                      INSPECTION OF MANUFACTURING FACILITY

         7.1 i-STAT Testing. i-STAT shall inspect and test Products for conformity to the Specifications in accordance with its normal quality assurance procedures as such procedures may be amended from time to time prior to release to Abbott and its Affiliates or to the Trade in the United States. i-STAT shall notify Abbott prior to any change in its quality assurance procedures that reasonably may be expected to affect the quality of the Product.

         7.2 Abbott Testing. Until such time as i-STAT becomes an Abbott certified vendor pursuant to Section 4.1(e), acceptance of all Product shall be subject to Abbott's or its Affiliates' inspection and approval. Abbott or its Affiliates shall, within ten (10) days after receipt of the representative sample of Products, inspect and test such sample and may reject any representative sample of Products which is:

                  (a)      not in compliance with the Specifications;

                  (b) not in compliance with all manufacturing procedures, in-process controls, testing, specifications and storage conditions, as set forth in i-STAT's 510(k), or any foreign equivalent for Product, or any subsequent amendments thereto;

                  (c)      not manufactured in accordance with cGMPs;

                  (d) not conforming to instructions agreed upon by the Parties in writing regarding packaging or transport;

                  (e) shipped in violation of any applicable statute, administrative order or regulation;

                  (f) recalled by any governmental agency or by i-STAT for reasons for which Abbott and its Affiliates are not at fault; or

                  (g) shipped by i-STAT with less than *** dating for United States sales or *** dating for non-United States sales with respect to Cartridges and Ancillary Products having an expiration date.

         If Abbott, or its Affiliates, as the case may be, reject any Product, it shall give i-STAT written notice of such rejection within the ten (10) day testing period, accompanied by a written summary of the grounds for rejection and any testing performed by Abbott, or its Affiliates, as the case may be. Upon receipt of such notice, i-STAT may request Abbott, or its Affiliates, as the case may be, to return the rejected Product, or samples thereof, for testing by i-STAT. Abbott's or its Affiliates' rejection shall be final unless i-STAT notifies Abbott within thirty (30) days after the later of the receipt of the rejection notice or the rejected Product, or samples thereof, that i-STAT disagrees with Abbott's or its Affiliates' conclusions with respect to the rejected Product.

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If the Parties are unable to resolve the dispute, samples of the rejected
Product shall be submitted to a mutually acceptable independent testing laboratory for analysis. The results of the independent testing laboratory shall be final and binding on the Parties. The costs of the independent testing laboratory shall be paid by the Party against whom the discrepancy is resolved. The Parties' inability to agree upon an independent testing laboratory shall be resolved through the dispute resolution procedures set forth in Section 21.6. All i-STAT Product properly rejected by Abbott or its Affiliates pursuant to the terms and conditions of this Section 7.2 and not otherwise replaced by i-STAT in a timely fashion to enable Abbott and its Affiliates to consummate the available sale to the Trade shall be included in any calculation with respect to credits against Prepayments as described in Section 5.5, growth deficiencies as described in Section 17.3, *** and any other provision hereunder where the quantity of Abbott's purchases of i-STAT Product or Net Sales is a factor.

         7.3 Abbott Inspection. i-STAT shall permit Abbott, upon reasonable notice and during regular business hours, but no more often than once in each Contract Year, access to those areas of i-STAT's manufacturing facilities where the Products are manufactured, tested, packaged, stored, handled and shipped to verify i-STAT's compliance with its obligations hereunder.

                        ARTICLE 8 - CONDITIONS TO CLOSING

         8.1 Closing. The Closing shall be held at the time and place specified in Section 1.2 of the Stock Purchase Agreement at the offices of Paul, Hastings, Janofsky & Walker LLP, 399 Park

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
                  Avenue, New York, New York at 10:00 a.m., as soon as practicable, but in any event no later than the fifth Business Day following the satisfaction or waiver of the conditions set forth in this Article 8, or at such other time and place upon which i-STAT and Abbott shall mutually agree.

         8.2 General Conditions. The obligations of Abbott and i-STAT to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                  (a) No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the execution, delivery or performance of any of the Alliance Agreements, and no proceeding by any governmental or regulatory authority or instrumentality shall be pending or threatened, which seeks to prohibit or declare illegal the execution, delivery or performance of any of the Alliance Agreement;

                  (b) All filings under the HSR Act and other laws of any jurisdiction applicable to the transactions contemplated in the Alliance Agreements shall have been made and any required waiting period under such laws shall have expired or been earlier terminated; and

                  (c) The "Closing" as such term is defined in the Stock Purchase Agreement shall have occurred or shall be occurring simultaneously.

         8.3 Conditions to Obligations of Abbott. The obligations of Abbott to effect the Closing shall be further subject to the satisfaction at or prior to the Closing of the following conditions:

                  (a) All corporate and other proceedings taken or to be taken in connection with the transactions contemplated in the Alliance Agreements, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Abbott and Abbott's counsel. Without limiting in any way the generality of the foregoing, i-STAT shall have duly received all authorizations, waivers, consents, approvals, licenses, franchises and permits by or of all persons necessary or advisable, in the reasonable opinion of Abbott and Abbott's counsel, for the execution, delivery and performance by i-STAT of its obligations under the Alliance Agreements;

                  (b) The representations and warranties of i-STAT contained herein and in the other Alliance Agreements shall be true and correct at and as of the Signing Date and at and as of the Closing Date as though restated on and as of the Closing Date (except in the case of any representation and warranty that by its terms is made as of a date specified therein, in which case such representation and warranty shall be true and correct as of such date);

                  (c) Abbott shall have received from i-STAT's counsel, Paul, Hastings, Janofsky & Walker LLP, an opinion addressed to Abbott substantially in the form of
                           Schedule 8.3, dated the Closing Date; and

                  (d) Abbott shall have received from i-STAT a certificate signed by an appropriate officer as to i-STAT's compliance with the conditions set forth in clauses
                           (a) and (b) of this Section 8.3.

         8.4 Conditions to Obligations of i-STAT. The obligations of i-STAT to effect the Closing shall be further subject to the satisfaction at or prior to the Closing of the following condition:

                  (a) All corporate and other proceedings taken or to be taken in connection with the transactions contemplated in the Alliance Agreements, and all documents incident thereto, shall be reasonably satisfactory in form and substance to i-STAT and i-STAT's counsel. Without limiting in any way the generality of the foregoing, Abbott shall have duly received all authorizations, waivers, consents, approvals, licenses, franchises and permits by or of all persons necessary or advisable, in the reasonable opinion of i-STAT and i-STAT's counsel, for the execution, delivery and performance by i-STAT of its obligations under the Alliance Agreements.

         8.5 Non-Fulfillment of Conditions. The non-fulfillment of any of the conditions described in Sections 8.2, 8.3 or 8.4 (whether or not the Closing occurs) shall not result in any liability to any Party unless such non-fulfillment is a result of a breach of this Agreement or any of the other Alliance Agreements by such Party.

         8.6 Condition Subsequent. Within 30 days after the Closing Date but not later than the Starting Date, i-STAT shall use its reasonable commercial efforts to assign the Customer Contracts to Abbott as provided in Section 2.10, together with any required consents under such of the Customer Contracts permitting such assignment.

            ARTICLE 9 - REGULATORY COMPLIANCE AND MEDICAL COMPLAINTS

         9.1 No Modification to Product. Abbott shall not modify, repackage, reformulate or alter any Product, including its label, except with specific written authorization from i-STAT.

         9.2 Regulatory Compliance. i-STAT shall be responsible for all governmental and regulatory filings in the Territory for Products. All responses to governmental agencies concerning the Products shall be the sole responsibility of i-STAT, with reasonable assistance from Abbott, at i-STAT's expense, as requested by i-STAT. i-STAT shall provide Abbott copies of all filings and/or responses concerning the Products which occur after the Closing Date. In the event i-STAT is unable to obtain or maintain the requisite governmental approvals to enable Abbott and its Affiliates to sell Products in any such country in the Territory, Abbott's inability to meet the purchase or sales targets described in Sections 2.2 (a), 5.5, and 17.3, and any other provision hereunder where the quantity of Abbott's purchases of Products or Net Sales is a factor shall be adjusted based on the most recent six (6) month sales of the affected Product in such country, multiplied by two (2) and adjusted for the period that such Product is off the market, to reflect the adverse impact to Abbott due to the absence of regulatory clearance.

         9.3 Customer Complaints. In the event Abbott or its Affiliates receives a customer complaint regarding Products, Abbott shall evaluate the complaint and promptly notify i-STAT in writing regarding such complaint. If Abbott determines that the complaint is due to a matter that is within i-STAT's responsibilities hereunder, then i-STAT, at Abbott's request and at i-STAT's expense, shall assist Abbott or its Affiliates in follow-up correction of such complaints. Subject to the provisions of any nondisclosure agreements by which the Parties are bound, the Parties shall exchange on a confidential basis all pertinent information regarding a customer complaint with respect to i-STAT Products sold in the Co-exclusive FUSO Territory, the HP Territory and the Distributor Territories, or if the complaint involves a problem common to Abbott and FUSO, HP and/or the i-STAT Distributors.

                    ARTICLE 10 - PRODUCT RECALL OR WITHDRAWAL

         10.1 Event of Recall and Withdrawal. In the event: (a) any governmental or regulatory authority in the Territory issues a request, directive or order that Product be recalled or withdrawn, or such request, directive or order is imminent;
                  (b) a court of competent jurisdiction orders such recall or withdrawal; or (c) either Party reasonably determines after consultation with the other that a recall or withdrawal is necessary or advisable (each a "Recall"), the Parties shall take all appropriate corrective action.

         10.2 Expense of Recall. In the event a Recall results from any cause or event arising from the manufacture, packaging, shipment of Products by i-STAT and its Affiliates, or the marketing, promotion, sale or distribution of Products by a Third Party (excluding Third Parties in privity with Abbott), or other cause or event attributable to i-STAT, its Affiliates or Third Parties (excluding Third Parties in privity with Abbott), i-STAT shall be responsible for the expense of the Recall. In the event a Recall results from any cause or event attributable to Abbott, its Affiliates or distributors and arising from the marketing, promotion, sale or distribution of Products by Abbott, its Affiliates or distributors, or other cause or event attributable to Abbott, its Affiliates or distributors, Abbott shall be responsible for the expense of the Recall. In each instance, the Parties shall cooperate to effectuate efficiently the Recall. For purposes of this Agreement, Recall expenses shall include, without limitation, the expenses of notification and destruction or return of the recalled or withdrawn Product and Abbott's, its Affiliates' or sub-distributors' costs for the Products recalled or withdrawn.

                         ARTICLE 11 - TRANSITION PERIOD

         11.1 Conduct During Transition Period. During the Transition Period, except as otherwise provided for in this Agreement or as Abbott shall otherwise consent (which consent shall not be unreasonably withheld), i-STAT covenants and agrees that, with respect to the Business, i-STAT shall:

                  (a) not enter into any transaction that would reasonably be expected to affect the Business adversely;

                  (b) not amend any Third Party Agreements in any respect that would affect adversely i-STAT's rights thereunder, or terminate any of the Third Party Agreements, other than in accordance with the terms of such agreements for breach, or default in the performance of any covenant or obligation thereunder which default is not cured within any applicable grace period;

                  (c) continue its pricing and sales practices substantially in accordance with i-STAT's past practices, and in accordance therewith, not offer any financial terms or incentives to any customers to purchase i-STAT Products more favorable than the average cash discount or payment terms as offered by i-STAT between January 1, 1998 through June 30, 1998;

                  (d) not enter into any contract providing for any license, sale, assignment or otherwise transfer any rights or grant any covenant not to sue with respect to any i-STAT

                           Know-How and Technology (as that term is defined in Section 1.34 of the Funded Research & Development and License Agreement) which would have a material adverse impact on the Business;

                  (e) continue the customer service hotline and order entry function with respect to the Business at the same level of service as provided by i-STAT between January 1, 1998 through June 30, 1998; and

                  (f) other than in the ordinary course of business, not enter into any agreement with any Third Party for the sale or resale of i-STAT Products or offer any rebates or other agreements related to i-STAT Products, unless i-STAT first obtains Abbott's prior written consent. If Abbott grants such consent, then such agreement shall be added as a Third Party Agreement.

         11.2 Customer Transition Matters. In accordance with the following dates, except as otherwise contemplated by this Agreement or as Abbott shall otherwise agree in writing in advance with respect to the Business, in order effectively to maintain and transition the Base Customers from i-STAT to Abbott or its Affiliates, i-STAT and Abbott each covenant and agree that as appropriate each shall or shall cause its Affiliates to:

                  (a) no later than thirty (30) days after the Starting Date, and for a period of an additional thirty (30) days, i-STAT shall participate in joint sales calls with Abbott or its Affiliates, at the discretion of Abbott, to introduce Abbott's or its Affiliates' sales representatives to i-STAT's customers;

                  (b) prior to the Starting Date, i-STAT shall, with Abbott, participate in planning for the effective transition of the Base Customers to Abbott or its Affiliates;

                  (c) no later than fifteen (15) days after the Signing Date, i-STAT and Abbott shall have an initial meeting and shall continue to meet thereafter until the Starting Date, as necessary, to integrate or transition to Abbott or its Affiliates i-STAT's order entry system, customer and contract numbers, pricing, i-STAT Product list numbers and the like;

                  (d) prior to the Starting Date, i-STAT and Abbott shall meet to determine the Parties' ability to and need for an integration of systems and any concerns regarding Year 2000 Compliant (as hereinafter defined) issues associated with any such integration; and

                  (e) prior to the Starting Date, i-STAT and Abbott shall mutually agree to perform any other transition activity deemed appropriate.

                         ARTICLE 12 - BOOKS AND RECORDS

         12.1 Abbott and i-STAT each shall maintain proper books and records in accordance with generally accepted accounting principles reflecting Net Sales, Base AUP, AUP, Incremental AUP, Estimated Cartridge Purchase Price, Actual Cartridge Purchase Price, Purchase Price, Base Fully Burdened Manufacturing Costs and Fully Burdened Manufacturing Costs calculations, as appropriate. Upon thirty (30) days' prior written notice to the audited Party (but not more frequently than once in any Contract Year, unless there is a dispute, then as frequently as is necessary), the requesting Party may retain, at its own expense, an independent certified public accountant reasonably acceptable to the audited Party to examine the audited Party's books and records relating to the matters described herein, which shall be transferred to, if not already at, the audited Party's principal place of business. Such examination shall occur at the audited Party's principal place of business during normal business hours for the sole purpose of verifying the accuracy of such calculations. Such accountant shall be required to execute a mutually acceptable confidentiality agreement and shall report to the requesting Party only the amount of any discrepancy in the calculations. Within thirty (30) days after completion of such examination, the Parties shall reconcile any underpayment or overcharge, if any, by credit or debit memo; provided, however, if such adjustment is to occur at the end of the final Contract Year, any overpayment or underpayment shall be paid by check or wire transfer to the affected Party within thirty (30) days after the end of the final reconciliation. Such examination rights may be exercised by the Parties only with respect to records for the then current Contract Year and the then prior Contract Year.

                       ARTICLE 13 - PATENTS AND TRADEMARKS

         13.1 Trademark License. i-STAT hereby grants to Abbott and its Affiliates a non-exclusive license, with the right to sublicense, to use the i-STAT Trademarks in the Field with respect to i-STAT Products, and in the Program Field (as that term is defined in the Funded Research & Development and License Agreement) with respect to Program Products, to market, promote, distribute and sell Products in the Territory. On or before January 1 of each Contract Year, i-STAT shall provide Abbott with a Trademark report reflecting all applications for Trademarks and the status thereof. In addition, i-STAT shall, at its expense, file new applications to register any or all of the i-STAT Trademarks in any or all of the countries in the Territory, as may be reasonably requested by Abbott. Abbott shall give i-STAT at least ninety
                  (90) days' prior written notice before marketing, promoting, selling or distributing any Product under the i-STAT

                  Trademarks in any country not identified in the i-STAT Trademark report. The Parties shall mutually agree on the trademark approach in any such country, taking into consideration, among other things, the length of time required to obtain trademark registration, laws relating to trademark use, the existence of any conflicting trademark registrations, applications or uses and the anticipated sales volumes of the relevant Products in such country. Any use of an Abbott trademark by i-STAT shall be subject to Abbott's prior approval, which approval may be withheld by Abbott at Abbott's sole discretion.

         13.2 Trademark Ownership. It is understood and agreed that i-STAT, is the sole and exclusive owner of all rights, title and interests in and to the i-STAT Trademarks. Nothing contained in this Agreement shall be construed as an assignment to Abbott of any rights, title or interests in the i-STAT Trademarks; it being understood that all rights, title and interests relating to the i-STAT Trademarks are expressly reserved by i-STAT, except for the rights being licensed hereunder.

         13.3 Infringement. Each Party shall notify the other Party of any suspected infringements by Third Parties of the i-STAT Trademarks in the Field or any patent or other proprietary right of i-STAT in the Field that may come to such Party's attention. i-STAT shall have the initial right to determine whether any action shall be taken on account of any such infringement, and i-STAT shall have the right to employ counsel of its choosing and to direct the handling of the litigation and any settlements thereof, at such i-STAT own expense. In the event i-STAT does not pursue such potential infringement within three (3) months after notice of such potential infringement, Abbott shall have the right to take action on its own behalf, to employ counsel of its choosing and to direct the handling of the litigation and any settlements thereof, at

                  Abbott's own expense. The Parties agree to cooperate with each other in maintaining, protecting and defending the Trademarks.

         13.4 Possible Removal From Market. Except as provided in Section 13.5, in the event that the manufacture, use, sale or importation for sale of Product becomes, or, in the opinion of i-STAT and confirmed by Abbott, may become, the subject of any claim, suit or proceeding for infringement or if the manufacture, use, sale or importation for sale of the Product is or is likely to be enjoined for infringement, i-STAT shall, at its option and expense, do one (1) or more of the following:

                  (a)      obtain for Abbott, its Affiliates and
                           sub-distributors the right to use, sell and import for sale the Product;

                  (b) modify the Product so that it becomes non-infringing or replace the Product with a non-infringing product while remaining in compliance with i-STAT's published Specifications in effect at the time; or

                  (c) require that Abbott, its Affiliates and sub-distributors cease to deliver the Product in the affected country.

         In the event i-STAT does not perform (a) or (b) above, and such nonperformance reduces Abbott's annual Net Sales for Products *** Abbott either may adjust the calculations of its purchase of Product and Net Sales under Sections 2.2, 5.5 and 17.3, and any other provision hereunder where the quantity of Abbott's purchases of Product or Net Sales is a factor, by the quantity of Product affected by such nonperformance, or terminate this Agreement.

         13.5     Third Party Claims for Infringement.

*** Confidential treatment requested

                  (a) If a Third Party brings a legal action or administrative proceeding against either or both of the Parties alleging infringement by Product in the Field in the Territory, the Parties agree that they shall confer in good faith to determine the most effective means of cooperating to defend their sole and mutual interests. Each Party shall bear its own expenses related to the defense unless otherwise agreed at the time.

                  (b) If the Product which is the subject of the action or proceeding is an i-STAT Product, i-STAT will be financially responsible for any judgment and have the first right to take the lead in the coordinated defense.

                  (c) If the Product which is the subject of the action or proceeding is a Program Product and it is clear that the predominant aspect of the Product at issue was contributed by one Party rather than the other, then the contributing Party will be financially responsible for any judgment and have the first right to take the lead in the coordinated defense.

                  (d) If the Product which is the subject of the action or proceeding is a Program Product and it is not clear that the predominant aspect of the Program Product at issue was contributed by one Party rather than the other, then the Parties will share equally in any judgment and negotiate in good faith as to which Party takes the lead in the coordinated defense.

                  (e) In any event, with respect to each such legal action or administrative proceeding:

                           (i) Neither Party shall have the right to enter into any financial, commercial or other settlement with such Third Party without the consent of the other Party, which consent shall not be withheld unreasonably.

                           (ii) Neither Party shall have the right to make any adverse admissions relating to infringement without the consent of the other Party, which consent shall not be withheld unreasonably.

                           (iii) Each Party, upon notice to the other Party, shall have the right to mitigate potential damages as such Party deems appropriate, including, without limitation, stopping the manufacture of the alleged infringing Product or action, stopping commercialization of such alleged infringing Product or action, stopping commercialization of such alleged infringing Program Product or action, redesigning the alleged infringing Product or action, and reconfiguring the alleged infringing Product or action. Any such mitigation taken by a Party shall not be used against that Party when determining that Party's performance under this Agreement.

                  (f) Any lead taken by a Party under this Section 13.5 relating to defending the other Party in such legal action or administrative proceeding shall not be used against the non-lead Party when determining the non-lead Party's performance under this Agreement.

         Only if a Party fails to perform its obligations under this Section 13.5, shall the other Party be entitled to indemnification for such obligations pursuant to the provisions of Article 15.

         13.6 Co-Labeled Product. i-STAT shall sell Products identified by an Abbott trademark or trade name only to Abbott and its Affiliates or to an Abbott-appointed sub- distributor.

         13.7 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY AMOUNTS REPRESENTING ITS LOSS OF PROFITS, LOSS OF BUSINESS, OR INDIRECT, SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, ARISING FROM THE PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT OR ANY ACTS OR OMISSIONS ASSOCIATED THEREWITH OR RELATED TO THE USE OF ANY ITEMS OR SERVICES FURNISHED HEREUNDER, WHETHER THE BASIS OF THE LIABILITY IS BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), STATUTES OR ANY OTHER LEGAL THEORY, EXCEPT FOR A BREACH BY i-STAT OR ITS AFFILIATES OF SECTION 14.6.

                   ARTICLE 14 - REPRESENTATIONS AND WARRANTIES

         14.1 i-STAT Product Representations and Warranties. i-STAT represents and warrants that Product delivered to Abbott hereunder shall be:

                  (a) manufactured in accordance with cGMPs and the Specifications;

                  (b) free from defects in material and workmanship until one (1) year after date of shipment for the Analyzer and/or the shelf life for Cartridges and Ancillary Products having an expiration date (the "Warranty Period");

                  (c) free and clear of any Third Party security interest, lien or encumbrance;

                  (d) manufactured in compliance with all applicable foreign, federal, state and local laws and regulations in the location of manufacture; and

                  (e) Year 2000 Compliant as of July 1, 1999 in accordance with the following terms:

                           (i) all Product that operate on date data software and hardware;

                           (ii) all hardware and software supplied by i-STAT;
                           and

                           (iii) all hardware and software used in i-STAT's manufacturing process of Product shall have no lesser functionality with respect to records containing dates before or after January 1, 2000, than previously with respect to dates prior to January 1, 2000 ("Year 2000 Compliant").

                  With respect to clauses (a), (b) and (d) of this Section 14.1, the Parties acknowledge and agree that unless i-STAT fails to deliver Product consistently to Abbott, at a mutually agreed upon level, any Product not conforming to clauses (a), (b) and (d) of this Section 14.1 shall be handled in accordance with Section 14.2 and shall not constitute a material breach of this Agreement.

         14.2 Product Replacement or Repair. At its option, i-STAT may repair or replace Products returned during the Warranty Period which fail to meet the warranty set forth in Section 14.1 ("Defective Products"). Customers in the United States may return Defective Products directly to i-STAT. Customers outside the United States shall return Defective Products to Abbott, its Affiliates or sub-distributors for return to i-STAT. i-STAT shall accept returned Products in accordance with the terms in Schedule 14.2. i-STAT shall bear the cost of return shipment of Defective Products to i-STAT and the cost of shipping repaired or replaced Products to the customer or Abbott its Affiliates and sub-distributors, as the case may be.

     14.3 Exclusions. i-STAT shall have no obligations with respect to any defects, damage, or nonconformances of Products that result from: improper installation by other than i-STAT or an i-STAT-approved Third Party, operation or maintenance; unauthorized repair; tampering, unusual environmental operating conditions outside the Specifications; or from accidents, or acts of God; or other events of force majeure, as described in Section 20.1, after Delivery. If any Products returned for repair or replacement are not defective or nonconforming or contain defects or a nonconforming condition caused by a factor outside the scope of i-STAT's warranty, *** i-STAT's normal service rate for (a) services performed with respect to such defective returned units, or (b) "no fault found" with respect to returned units which are not defective, but only for such returned Products *** stated as a percentage of returns to total units of Products sold by i-STAT. The Parties shall meet at least every six (6) months to review the status of the costs of returns and shall modify the percentage stated above, as is appropriate.

     14.4 Limitation on Warranties. i-STAT MAKES NO WARRANTIES REGARDING THE PRODUCTS OTHER THAN THE EXPRESS WARRANTIES IN THIS ARTICLE AND THERE SHALL BE NO IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

     14.5         Patent Representations and Warranties.

*** Confidential treatment requested

         (a) Except as provided in Schedule 14.5, i-STAT represents and warrants to Abbott as of the Signing Date, and as of the Closing Date as though restated on and as of the Closing Date, that:

                (i) to its knowledge, there are no Third Party patents, trademarks or other proprietary rights which are valid and which would be infringed by making, having made, using, selling, offering for sale or importing i-STAT Products in the Territory in accordance with the terms of this Agreement;

                (ii) at no time prior to the termination of the last to
                     terminate of the Alliance Agreements shall i-STAT enter into any transaction providing for debt financing which would (A) result in the imposition of a lien, license, security interest or other encumbrance upon or transfer of any of i-STAT's Know-How and Technology, or (B) prohibit or materially impair i-STAT from fulfilling its obligations under the Alliance Agreements; and

                (iii) to its knowledge, i-STAT is not, and as a result of the execution and delivery of the Alliance Agreements or the performance of i-STAT thereunder will not be in violation of or lose any rights pursuant to any license, sublicense or agreement previously provided to a Third Party.

14.6 Special Representations Warranties. i-STAT represents and warrants to Abbott that as of the Signing Date and as of the Closing Date as though restated on and as of the Closing Date as follows:

         (a) The execution, delivery and performance of this Agreement by i-STAT shall not be in conflict with or result in the breach of any obligations of i-STAT under any agreement by and between i-STAT and FUSO and i-STAT and HP, respectively, including, without limitation, the FUSO Agreement, the FUSO Development Agreement, the HP Stock Purchase Agreement, the FUSO License Agreement, the HP Agreement or the HP License Agreement;

         (b) There is no provision in the FUSO Agreement that will prevent Abbott from obtaining exclusive distribution rights to i-STAT Products in accordance with the terms of Section 2.2;

         (c) FUSO only has non-exclusive rights to i-STAT Products in the Co-exclusive Territory and FUSO has no rights to i-STAT Products outside the Co-exclusive Territory; and

         (d)      The representations and warranties of clauses (a), (b), and
                  (c) of this Section 14.6 shall survive for so long as the agreement between i-STAT and HP or FUSO, respectively, pertaining to such representations and warranties is still in effect.

14.7 General Representations and Warranties. Each Party represents and warrants to the other Party as of the Signing Date and as of the Closing Date as though restated on and as of the Closing Date, as follows:

         (a) It is a corporation duly organized and validly existing under the laws of its state of incorporation;

         (b) It has the power and authority to execute and deliver the Alliance Agreements and to perform its obligations thereunder;


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
                  (c) The execution, delivery and performance by it of the Alliance Agreements and its compliance with the terms and provisions thereof does not and will not conflict with or result in a breach of any other agreement or relationship; and

                  (d) All hardware and software used in the performance of its duties and obligations hereunder shall be Year 2000 Compliant no later than July 1, 1999, which representation shall survive the Closing.

                      ARTICLE 15 - GENERAL INDEMNIFICATION

         15.1 i-STAT Indemnification. i-STAT shall indemnify, defend and hold Abbott and its Affiliates and their officers, directors, employees, and representatives harmless from and against any and all claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties and costs (including reasonable attorney's fees) arising out of, related to or in connection with: (a) the manufacture, shipment or use of Product; (b) the breach of i-STAT's warranties, representations or covenants set forth in this Agreement; (c) the termination by i-STAT of any distributor of Product in the Territory; and/or (d) the wrongful or negligent acts or omissions on the part of i-STAT's employees, agents or representatives.

         15.2 Abbott Indemnification. Abbott shall indemnify, defend and hold i-STAT and its Affiliates and their officers, directors, employees, and representatives harmless from and against any and all claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties and costs (including reasonable attorney's fees) arising out, related to or in connection with: (a) the breach of Abbott's warranties, representations or covenants set forth in this Agreement; or (b) the wrongful or negligent acts or omissions on the part of Abbott's employees, agents or representatives.

         15.3 Cooperation. Each Party shall promptly notify the other Party of any claim or potential claim covered by the indemnification provisions of this Article 15 and under Section 2.10, and shall include sufficient information to enable the other Party to assess the facts. Each Party shall cooperate with the other Party in the defense of all such claims. No settlement or compromise shall be binding on a Party without such Party's prior written consent, which consent shall not be unreasonably withheld or delayed.

         15.4 Insurance. i-STAT shall procure and maintain during the Term comprehensive commercial liability insurance, including contractual and products liability coverage, in aggregate annual limits of $20,000,000. i-STAT shall cause Abbott and its Affiliates to be named as an additional insured on such policies and i-STAT policies shall be primary with respect to any indemnification of Abbott and its Affiliates hereunder. i-STAT shall provide Abbott with not less than thirty (30) days' prior written notice of any cancellation, modification or reduction of coverage under such policies.

                       ARTICLE 16 - INTENTIONALLY OMITTED

                        ARTICLE 17 - TERM AND TERMINATION

         17.1     Term. Subject to early termination as set forth in this
                  Article 17, this Agreement shall begin on the Signing Date and shall continue until December 31, 2003. Thereafter, this Agreement shall be extended automatically for one (1) additional Contract Year at a time, unless either Party provides the other Party with not less than twelve (12) months' prior written notice of such Party's decision to terminate this Agreement.

         17.2 Termination For Cause. Either Party may terminate this Agreement for cause upon written notice to the other Party in the event the other Party: (a) appoints a receiver, executes an assignment for the benefit of creditors or files or otherwise becomes subject to bankruptcy or insolvency proceedings; or (b) materially breaches this Agreement and fails to cure such breach within sixty (60) days after receipt of written notice of breach from the non-breaching Party, as such cure period may be extended for such additional period as the non-breaching Party reasonably determines that the breaching Party is diligently pursuing a cure of such breach.

         17.3 By i-STAT For Growth Deficiencies. i-STAT shall have the right to terminate this Agreement at the end of the third Contract Year only if Abbott ***. In the event of termination pursuant to this Section 17.3, Abbott and i-STAT shall continue to perform their obligations hereunder for a period *** to enable i-STAT to transition back into the business. (See example in Schedule 17.3)

         17.4 By Abbott for Change of Control. Abbott shall have the right to terminate this Agreement upon twelve (12) months' prior written notice to i-STAT in the event of a Change of Control of i-STAT.

         17.5 Continuation of Force Majeure. Either Party may terminate this Agreement in the event a force majeure event continues for one hundred eighty (180) consecutive days and prevents a Party from materially performing its obligations under this Agreement.

*** Confidential treatment requested


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
         17.6 Delay of Closing. This Agreement may be terminated, and the transactions contemplated abandoned, by either Party by written notice to the other Party if the Closing Date does not occur on or before the date which is one hundred and thirty
                  (130) days from the Signing Date.

         17.7 Accrued Obligations. Termination, expiration, cancellation or abandonment of this Agreement through any means and for any reason shall not relieve the Parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement.

         17.8 Additional Remedies for Breach. Notwithstanding the terms and conditions of Section 17.2, neither Party shall be obligated to terminate this Agreement in the event the other Party materially breaches this Agreement. The non-breaching Party shall have the right to seek, in accordance with Section 21.6, other remedies available to it at law and equity to recover for such breach, without having to terminate the Agreement.

                    ARTICLE 18 - CONSEQUENCES OF TERMINATION

         18.1 Buy-out of Assets and Inventory. In the event of any termination of this Agreement pursuant to Article 17, i-STAT shall, within ninety (90) days after such termination, purchase from Abbott and its Affiliates *** the Analyzers that are placed with customers by Abbott and its Affiliates to Third Parties and at Abbott's and its Affiliates' *** any inventory of Product held by Abbott or its Affiliates.

         18.2 Termination Fee. In the event of any termination of this Agreement pursuant to Article 17, except for termination by i-STAT for cause under Section 17.2 or Section 17.3, and

*** Confidential treatment requested
                  except for termination by Abbott under Section 17.1, i-STAT shall pay to Abbott upon the effective date of such termination, a one-time termination fee *** which fee shall not be deemed a penalty.

         18.3 Prepayment Refund. In the event of any termination of this Agreement pursuant to Article 17, except for termination by i-STAT for cause under Section 17.2 or Section 17.3, i-STAT shall refund to Abbott in cash, upon the effective date of such termination, any Prepayments made to i-STAT and not credited to Abbott pursuant to Section 5.5.

         18.4 Residual Payments. In the event of any termination of this Agreement pursuant to Article 17, except for termination by i-STAT for cause under Section 17.2 or Section 17.3, and except for termination by Abbott under Section 17.1, and in consideration of Abbott efforts in developing i-STAT Product sales and goodwill during the Term, i-STAT shall pay for five
                  (5) years following the effective date of termination of this Agreement, a residual to Abbott, equal to the percentages listed below for the appropriate year, based on Abbott's and its Affiliates' and sub-distributors' Net Sales of Products *** during the final twelve (12) months of the Agreement prior to such termination. i-STAT shall make the residual payments to Abbott in United States dollars by check or wire transfer on the first five (5) anniversaries of the termination of this Agreement. The residual payment schedule is as follows:

                     Year                       Percentage of Net Sales

                       1                                ***
                       2                                ***
                       3                                ***
                       4                                ***
                       5                                ***

*** Confidential treatment requested


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
              ARTICLE 19 - CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

         19.1 Confidentiality. The Parties acknowledge and agree that during the Term, each of them and their Affiliates may exchange Confidential Information, and the disclosure and use of any such Confidential Information shall be governed by the provisions of this Article 19 and not by the provisions of the Confidentiality and Standstill Agreement between the Parties, dated March 11, 1998. Each Party shall use the Confidential Information of the other Party only for the purpose of the activities contemplated by this Agreement and shall not disclose such Confidential Information to a Third Party except in accordance with the provisions of this Agreement. The Parties shall ensure that their Affiliates keep all Confidential Information exchanged hereunder confidential in accordance with the provisions hereof as though the Affiliates were parties hereto. This provision shall remain in effect for a period of three (3) years after termination or expiration of this Agreement for all Confidential Information excluding Trade Secrets. Trade Secrets shall be kept confidential by the Receiving Party (as defined in Section 19.2 hereof) according to the terms set forth in Section 19.2.

         19.2 Handling of Trade Secrets. During the course of its performance hereunder, a Party (the "Disclosing Party") may desire or be requested to disclose Confidential Information to the other Party (the "Receiving Party"), which the Disclosing Party considers a Trade Secret. In such event, the Disclosing Party first shall inform the Receiving Party, on a non-confidential basis, the general nature of the Trade Secret information. The Receiving Party shall have ten (10) days to decide whether it wishes to have such Trade Secrets disclosed to it and to inform the Disclosing Party in writing that it wishes to receive such a disclosure. Any Trade Secrets so disclosed between the Parties shall be marked "Trade Secret," and the Receiving Party shall not disclose or use such Trade Secret for the Term and thereafter except as expressly permitted under this Agreement. In the event the Disclosing Party discloses the Trade Secrets to the Receiving Party without written approval of the Receiving Party and/or without appropriately marking such information as "Trade Secret" that Trade Secret shall be handled as Confidential Information under Section 19.1.

         19.3 Confidential Treatment. i-STAT shall seek confidential treatment for the terms and conditions of this Agreement to the fullest extent permitted by the SEC and any other governmental agency or self-regulatory organization to which i-STAT provides a copy of this Agreement or any of the other Alliance Agreements. Prior to seeking confidential treatment from the SEC or any other governmental agency or self-regulatory organization for any such document, i-STAT shall consult with Abbott and Abbott's counsel and provide them with a reasonable opportunity to request the inclusion of specified provisions in any request by i-STAT for confidential treatment.

         19.4 Public Announcements. Neither Party shall make any public announcement concerning the Alliance Agreements, nor make any public statement which includes the name of the other Party or any of its Affiliates, or otherwise use the name of the other Party or any of its Affiliates in any public statement or document without the consent of the other Party, which consent shall not be unreasonably withheld except: (i) as may be required by law or judicial order, without the consent of the other Party, which consent shall not be unreasonably withheld; or (ii) either Party may include in a subsequent public statement or document, information regarding the Alliance Agreements which has already been approved by the other Party.


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
                           ARTICLE 20 - FORCE MAJEURE

         20.1 Event of Force Majeure. Neither Party shall be held in breach of this Agreement for failure to perform any of its obligations hereunder and, subject to the terms and conditions of Section 17.5, the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is a result of any acts of God; acts of the public enemy; civil strife; wars declared or undeclared; embargoes; labor disputes, including strikes, lockouts, job actions or boycotts; fires; explosions; floods; shortages of material or energy; events caused by reason of laws or regulations or orders by any government, governmental agency or instrumentality or by any other supervening unforeseeable circumstances beyond the reasonable control of the Party so affected. The Party so affected shall:
                  (a) give prompt written notice to the other Party of the nature and date of commencement of the force majeure event and its expected duration; and (b) use its reasonable best efforts to relieve the effect of such cause as rapidly as possible.

                           ARTICLE 21 - MISCELLANEOUS

         21.1 Relationship of the Parties. The relationship of the Parties under this Agreement is that of independent contractors. Nothing contained in this Agreement shall be construed so as to constitute the Parties as partners, joint venturers or agents of the other. Neither Party or its Affiliates has any express or implied right or authority under this Agreement to assume or create any obligations or make any representations or warranties on behalf of or in the name of the other Party or its Affiliates.

         21.2 Assignment. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that Abbott may assign this Agreement, in whole or in part, without such consent, to an Affiliate of Abbott; and provided, further, that Abbott shall promptly notify i-STAT of any such assignment. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any Party of responsibility for the performance of any obligation which such Party may have or incur hereunder.

         21.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the Parties and its successors and permitted assigns.

         21.4 Entire Agreement. This Agreement, including the Schedules, which are incorporated herein by reference, together with the other Alliance Agreements and all documents delivered in connection therewith, set forth the entire understanding of the Parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto.

         21.5 Governing Law. This Agreement and the legal relations between the Parties hereunder shall be construed, interpreted and governed by the law of the State of New York, without regard to its conflict of laws principles.

         21.6 Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved through the alternate dispute resolution procedure described in Schedule 21.6; provided, however, that this shall not prevent a Party from seeking and obtaining injunctive relief in a court of competent jurisdiction.

         21.7 Notices. All notices hereunder shall be in writing and shall be: (a) delivered personally; (b) mailed by registered or certified mail, postage prepaid; (c) sent by overnight courier; or (d) sent by facsimile or express mail to the following addresses of the respective Parties:

   If to Abbott:     Abbott Laboratories

                         Director, Acquisitions and Technology Assessment D-9RK, Building AP6C
                         100 Abbott Park Road
                         Abbott Park, Illinois 60064-3500
                         Facsimile Number: (847) 937-6951

   with copy to:     Divisional Vice President
                         Domestic Legal Operations
                         D-322, Building AP6D
                         100 Abbott Park Road
                         Abbott Park, Illinois 60064-3500
                         Facsimile Number: (847) 938-1206

   If to i-STAT:     i-STAT Corporation

                         President and Chief Executive Officer
                         303 College Road East
                         Princeton, New Jersey 08540
                         Facsimile Number: (609) 243-0507

   with copy to:     Paul, Hastings, Janofsky & Walker LLP
                         1055 Washington Boulevard
                         Stamford, CT 06901
                         Attention: Esteban A. Ferrer, Esq.
                         Facsimile Number: (203) 359-3031

Notice shall be effective: (i) upon receipt if personally delivered; (ii) on the third Business Day following the date of mailing if sent by registered or certified mail; (iii) on the second Business Day following the date of delivery to the express mail service if sent by express mail; and (iv) on the first Business Day following the date of transmission or delivery to the overnight courier if sent by facsimile or overnight courier. A Party may change its address listed above by sending notice to the other Party.

         21.8 Severability. If any provision of this Agreement for any reason shall be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

         21.9 Use of Funds. i-STAT has no present plan or intention to use the funds from the sale of stock to Abbott under the Stock Purchase Agreement and the payment of the Prepayments hereunder ("Funds") for any purpose other than the improvement and expansion of i-STAT's manufacturing operations, the development of New Products and Program Products, working capital, and general corporate purposes consistent with the foregoing. Abbott acknowledges that i-STAT's plans and intentions must of necessity be subject to change based on numerous factors, including the degree of market acceptance of Products, technological developments, competitive conditions and other factors which require i-STAT to keep the interests of all its shareholders in mind. Subject to the foregoing, i-STAT acknowledges the importance of applying the Funds towards the support of its strategic relationship with Abbott, as evidenced by the Alliance Agreements.

         21.10 Interpretation. When a reference is made in this Agreement to Sections or Schedules, such references shall be to a Section or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement have been inserted for convenience of reference only and shall not be relied upon in construing this Agreement. Use of any gender herein to refer to any person shall be deemed to comprehend masculine, feminine, and neuter unless the context clearly requires otherwise.

         21.11 Waiver or Modification of Agreement. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both Parties. Failure by either Party to enforce any of its rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

         21.12 Survival. Expiration or early termination of this Agreement shall not relieve either Party of its obligations incurred prior to such expiration or early termination. The following provisions shall survive expiration or early termination of this Agreement: Article 1, Sections 2.10, 5.3, 5.4, 5.8, Articles 10 and 12, Sections 13.5, 13.6 and 13.7, Articles 14 and 15, Section 17.7, Article 18, Sections 19.1, 19.2, 21.5,
                  21.6, 21.7 and 21.12.

         21.13 Headings. The captions to the Articles and Sections in this Agreement are inserted for convenience only and are not a part hereof.

         21.14 Counterparts. This Agreement may be executed in two (2) original counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         21.15 Mutual Drafting. This Agreement is the joint product of Abbott and i-STAT, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Parties and their respective legal counsel and advisers and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable.

         IN WITNESS WHEREOF, each Party has caused this Marketing and Distribution Agreement to be executed on its behalf by its duly authorized officer as of the Signing Date.

ABBOTT LABORATORIES                 i-STAT CORPORATION
By:/s/ Miles D. White                        By:/s/ William P. Moffitt
Name: Miles D. White                Name: William P. Moffitt
Title: Executive Vice President     Title: President and Chief Executive Officer
Date: August 3, 1998                         Date: August 3, 1998